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                                                                    EXHIBIT 10.1

                             STOCK OPTION AGREEMENT

         AGREEMENT, made as of September 12, 2005, by and between SENTIGEN HOLDING CORP., a Delaware corporation (the "Company") with its principal office located at 445 Marshall Street, Phillipsburg, New Jersey 08865, and Joseph K. Pagano (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Company's 2000 Performance Equity Plan, as amended ("Plan"), the Company desires to grant to the Director an option to purchase shares of common stock of the Company, $.01 par value (the "Common Stock") (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan); and

         WHEREAS, the Optionee desires to acquire the option on the terms and conditions set forth in this Agreement and subject to the provisions of the Plan.

         NOW, THEREFORE, IT IS AGREED:

1. Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase all or any part of an aggregate of 66,000 shares of the Common Stock ("Option Shares") on the terms and conditions set forth herein and subject to the provisions of the Plan.

2. Non-Incentive Stock Option. The Option represented hereby is not intended to be an option that qualifies as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended.

3. Exercise Price. The exercise price of the Option is $4.50 per share.

4. Exercisability. Except as otherwise provided herein, the Option shall be exercisable from and after the date hereof until the sixth anniversary of the termination of the Optionee's service with the Company and its Subsidiaries.

5. Method of Exercise.

         5.1 Notice to the Company. The Option shall be exercised in whole or in part by delivery of written notice of exercise to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice.

         5.2 Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Optionee as soon as practicable after payment therefor.

         5.3 Payment of Exercise Price. The Optionee shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option

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Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Provided that prior approval of the Committee has been obtained, the Optionee may use Common Stock owned by the Optionee for more than six months (or such other period, if any, necessary to avoid adverse accounting consequences to the Company) to pay the exercise price for the Option Shares by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value.

6. Nonassignability. The Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Optionee lifetime, only by the Optionee (or, in the event of legal incapacity or incompetency, the Optionee's guardian or legal representative). Notwithstanding the foregoing, the Optionee, with the approval of the Committee, may transfer all or a portion of the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order in settlement of marital property rights, in either case, to or for the benefit of the Optionee's "Immediate Family" (as defined below), or (ii) to an entity in which the Optionee and/or members of Optionee's Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, a foundation in which these persons (or the Optionee) control the management of the assets and any other entity in which these persons (or the Optionee) own more than 50% of the voting interests.

7. Miscellaneous.

         7.1 Notices. All notices, requests, demands and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier to the parties at their respective addresses set forth herein, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

         7.2 Conflicts with the Plan. This Agreement and the Option shall, in all respects, be subject to the terms and conditions of the Plan (a copy of which the Optionee hereby acknowledges receipt of), whether or not stated herein. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

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         7.3 Stockholder Rights. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option.

         7.4 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         7.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, other than as provided in the Plan, except by writing executed by the Optionee and the Company.

         7.6 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, permitted assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, permitted assigns and representatives, any rights, remedies, obligations or liabilities.

         7.7 Governing Law. Except as otherwise provided in the Plan, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions).

         7.8 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.



         IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first above written.

                                      SENTIGEN HOLDING CORP.



                                      By: /s/ Fredrick B. Rolff
                                          Name:  Fredrick B. Rolff
                                          Title:  Chief Financial Officer


                                          /s/  Joseph K. Pagano
                                          Joseph K. Pagano


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